Exhibit 99.1

World Mobile Group Ltd Converts Payable Notes Into Equity, Acquiring Approximately 18.5% of Cuentas Inc. and Deepening a High-Growth Strategic Alliance

Miami Beach, FL and London, UK, Feb. 25, 2026 (GLOBE NEWSWIRE) -- Cuentas Inc. (OTCQB: CUEN) and World Mobile Group Ltd today announced a transformative equity transaction in which World Mobile Group Ltd exercised its payable notes in exchange for 1,277,018 shares of common stock of Cuentas Inc., representing approximately 18.5% ownership of the Company. This strategic conversion signals a strong vote of confidence in Cuentas’ platform and accelerates the companies’ shared mission to build a next-generation mobile, blockchain, and media ecosystem.

Cuentas Inc. and World Mobile Group Ltd. (UK) jointly own World Mobile LLC. World Mobile Group Ltd. owns and manages the rapidly expanding WMTx crypto token ecosystem, which has generated over 1.5 billion tokens in average daily trading volume over the last 30 days, underscoring rising global adoption, liquidity, and market momentum.

Together, Cuentas Inc. and World Mobile Group Ltd are aggressively pursuing growth through an integrated strategy that combines mobile phone services, advanced security solutions, blockchain infrastructure, and media distribution. The companies are building a scalable platform designed to empower consumers, creators, and broadcasters, unlocking new revenue streams while expanding reach across domestic and international markets.

The partnership is driven by closely aligned leadership. Shalom Arik Maimon, CEO of Cuentas Inc., and Micky Watkins, CEO of World Mobile Group Ltd., bring more than 40 years of shared industry experience, execution expertise, and global relationships to the table. Their collaboration is focused on turning proven assets into a powerful, unified market offering.

Mr. Maimon’s acquisition of an exclusive mobility license more than a decade ago now forms the foundation of a bold U.S. rollout, enhanced by Mr. Watkins’ track record in blockchain, telecommunications, and digital infrastructure. The companies are also advancing plans to expand into media, broadcasting, and celebrity-driven content initiatives, positioning the platform at the intersection of connectivity, culture, and commerce.

“This equity conversion is not just a financial transaction, it’s a statement of belief in what we are building,” said Shalom Arik Maimon, CEO of Cuentas Inc. “With CUEN trading on the OTCQB and our strategic partner now our largest shareholder, we are accelerating execution and positioning Cuentas for meaningful growth in the U.S. and beyond.”

Micky Watkins, CEO of World Mobile Group Ltd., added, “By aligning ownership, leadership, and vision, we are moving faster to deliver disruptive mobile services, blockchain-powered solutions, and creator-focused opportunities to a global audience.”

About Cuentas, Inc. (OTCQB: CUEN)

CUENTAS, Inc. is an integrated communications, entertainment, and lifestyle platform company that delivers a mobile-first consumer experience. Through proprietary technology and strategic media alliances, CUENTAS combines mobile telephony, premium entertainment content, and digital lifestyle services into a single, vertically integrated ecosystem. Through its 51% ownership of World Mobile LLC, CUENTAS integrates existing and emerging technologies to deliver reliable and unique mobile services, including voice, text, data, VPN-enabled connectivity, and next-era communications solutions. These services are designed to seamlessly support high-quality media consumption and live interactive entertainment. Through its 51% ownership of World Mobile Media Group LLC, CUENTAS is modernizing the entertainment marketplace by building a leading decentralized media platform that combines licensed and original content, live events, creator-driven programming, and socially impactful content that drives fan engagement and mobile subscribers. It delivers top-tier talent through a proven, high-performance transmission platform and monetizes premium entertainment via pay-per-minute, pay-per-event, and free, ad-supported on-demand programming to maximize reach, engagement, and diversified revenue. CUENTAS' mobile network serves as the exclusive distribution platform for its entertainment offerings, unifying a consumer that integrates connectivity, content, and lifestyle services.

Shalom Arik Maimon, Chief Executive Officer

For media and investor inquiries:
Investor Relations

Email: info@cuentas.com
https://cuentas.com/

About World Mobile Group Ltd World Mobile is revolutionizing how the world connects. Innovation should serve humanity—not corporations. Mobile networks are essential in today’s world, yet we’ve surrendered control to Big Wireless, which profits from our data while leaving half the world disconnected and many major cities with unreliable coverage. The digital world is evolving, but mobile networks remain stuck in the past. Customers are paying more for less, with limited coverage and personal data being treated like a commodity. Privacy is a right, not a privilege. Enough is enough. It’s time for a mobile network that works for people, not against them. World Mobile is building a mobile network that puts people in control. Imagine a mobile network that delivers reliable connectivity everywhere, a network that rewards users for participating and gives them power over their privacy and data. World Mobile is building a decentralized mobile network—owned and operated by the people, for the people, everywhere. From bustling cities to the most remote corners of the world, World Mobile is connecting everyone, ensuring no one is left behind. This is connectivity on your terms. Join the movement and reclaim power over your mobile experience. The telecom industry was designed to keep control in the hands of a few. World Mobile is changing that. World Mobile is a decentralized mobile network, built for accessibility, security, and fairness. At its core, World Mobile Chain—the first telecoms blockchain—ensures every interaction is secure, verifiable, and tamper-proof, creating a trustless system where data integrity is protected, and privacy isn’t an afterthought. No centralized control. No middlemen. Just a network that rewards participation, scales where traditional telecoms won’t, and puts ownership back where it belongs—with you.Micky Watkins, CEO, Chief Executive Officer

For media and investor inquiries:

Investor Relations

https://worldmobile.io/

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of U.S. federal securities laws. All statements other than statements of historical fact are forward-looking statements, including statements regarding the Company’s plans and expectations relating to its SEC reporting status, any potential listing on a major U.S. exchange  or relisting on the Nasdaq Capital Market, business strategy, future operations, and prospects.

Forward-looking statements are based on current expectations and assumptions and are subject to a number of risks and uncertainties, many of which are beyond the Company’s control. Actual results may differ materially from those expressed or implied by any forward-looking statement. Important factors that could cause actual results to differ materially include, among others, the Company’s ability to continue to meet SEC reporting obligations, , to obtain necessary approvals, to fund its operations, and to execute its business strategy, as well as other risks described in the Company’s filings with the SEC.

Any forward-looking statement speaks only as of the date of this press release, and the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.